Exhibit 99.1

Memorandum

Date: July 29, 2005

To:	DIRECTORS AND EXECUTIVE OFFICERS SUBJECT TO SECTION 16

From:	MARK A. ROCHE

Re:	BLACKOUT PERIODS DURING ACCO WORLD CORPORATION SPIN-OFF

As you are aware, on or about August 16, 2005 Fortune Brands, Inc. will distribute in the form of a dividend to its stockholders all of the issued and outstanding shares of common stock of its subsidiary, ACCO World Corporation. As previously communicated in my memo to you dated June 24, 2005, in connection with the Spin-off, there will be “blackout” periods for each of the (1) Fortune Brands Retirement Savings Plan, (2) the Fortune Brands Hourly Employee Retirement Savings Plan and (3) the Future Brands Retirement Savings Plan during which participants in those Plans will be unable to engage in transactions under the Plans involving Fortune Common Stock. These blackout periods are necessary in order to ensure accurate accounting and administration of the Plans as a result of the Spin-off. This notice is to inform you that the blackout periods have been postponed as described below.

As previously explained, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, you will be unable to trade in Fortune Common Stock (including options and derivatives) during the blackout periods for each of the Plans when participants under those Plans will be prohibited from (1) directing or diversifying investments in their respective individual Plan accounts, (2) obtaining loans from any of the Plans or (3) obtaining distributions from any of the Plans.

SEC rules require that during such blackout periods, executive officers and directors are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of the company (in this case, Fortune) acquired by the individual in connection with his or her service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving direct ownership, but include any transaction in which the executive officer or director has a pecuniary interest.

If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

We are obligated under the Sarbanes-Oxley Act to provide you with this notice, which contains specific information regarding the blackout periods. In addition, we are required to file this notice with the Securities Exchange Commission as part of a Form 8–K.

We expect the following blackout periods to occur with respect to the employee plans:

Fortune Brands Retirement Savings Plan; Fortune Brands Hourly Employee

Retirement Savings Plan; Future Brands Retirement Savings Plan

The Blackout Period is expected to begin on or about August 16, 2005, at 4:00 p.m., Eastern time, and is expected to end the week of August 21, 2005. During this period, you can determine whether the blackout period has started or ended by contacting the Fidelity Retirement Benefits Line at 1-800-835-5095 or online through Fidelity NetBenefits® at www.401k.com.

Contact Information

If you have any questions about the blackout periods, please feel free to call Elizabeth Lane or me. Thank you.

Fortune Brands, Inc.             300 Tower Parkway Lincolnshire, IL 60069             Tel: 847-484-4400 Fax: 847-484-4490